UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 15, 2010

PARK BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

____________________________

Delaware	000-20867	36-4082530
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
5400 South Pulaski Road Chicago, IL		60632 (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (773) 582-8616

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As part of its continuing efforts to control costs and increase revenues, certain executive officers of Park Bancorp, Inc. (the “Company”) and its bank subsidiary, Park Federal Savings Bank, have voluntarily agreed to reduce their aggregate annual compensation and other benefits.

Each of David A. Remijas, Chairman of the Board and Chief Executive Officer, Richard J. Remijas, Jr., President and Chief Operating Officer, and Paul J. Lopez, Senior Vice President and Chief Lending Officer, have agreed to annual compensation adjustments of between 8%-10%, including elimination of each officer’s monthly car allowance and 401(k) plan matching contributions, effective immediately.  Total annual base salary reductions plus reductions in car allowance and 401(k) matching expense equals approximately $60,000 annually based on amounts paid in 2009.  These officers did not receive any increase in compensation during 2008 or 2009, and no increase is expected during 2010.

The Company’s Board of Directors has also authorized the suspension of company matching contributions to its 401(k) plan effective June 30, 2010.  These cost-savings efforts follow a reduction in the Bank’s workforce in 2009.  Management continues to review all ongoing expenses and commitments in an effort to control expenses, which may include further reductions in staff and compensation expense.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARK BANCORP, INC.

Date: July 15, 2010	By:	/s/Richard J. Remijas, Jr.
Richard J. Remijas, Jr.
President